Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Shannon Susko
	Senior Vice President, Finance & Investor Relations	Senior Vice President, Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2023 RESULTS
-- 2023 Full Year Diluted EPS of $4.95; Adjusted Diluted EPS of $6.68 --

•2023 adjusted diluted EPS of $6.68, up over 15% from $5.78 in 2022.
•2023 health benefits ratio of 87.7%, consistent with 2022.
•Executed on capital deployment with $1.6 billion of share repurchases in 2023.
•Successful portfolio review execution, completing the final two international divestitures in the past two months: Circle Health and Operose Health.
•Increased 2024 premium and service revenues guidance by $2.5 billion.

ST. LOUIS, February 6, 2024 -- Centene Corporation (NYSE: CNC) ("the Company") announced today its financial results for the fourth quarter and year ended December 31, 2023. In summary, the 2023 fourth quarter and full year results were as follows:

2023 Results
	Q4	Full Year
Total revenues (in millions)	$39,460	$153,999
Premium and service revenues (in millions)	$35,338	$140,095
Health benefits ratio	89.5%	87.7%
SG&A expense ratio	9.9%	9.0%
Adjusted SG&A expense ratio (1)	9.7%	8.9%
GAAP diluted EPS	$0.08	$4.95
Adjusted diluted EPS (1)	$0.45	$6.68
Total cash flow provided by operations (in millions)	$217	$8,053

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Our fourth quarter and full year 2023 adjusted EPS results are slightly ahead of previous guidance, providing our organization with tangible, positive momentum as we enter 2024. Looking ahead, we are excited by the opportunities we see within our core businesses as we execute against our strategic plan, fortify our foundational assets and drive cost savings. With increased focus and reduced complexity, Centene is well positioned to continue navigating the dynamic operating landscape while creating shareholder value," said Chief Executive Officer of Centene, Sarah M. London.

Other Events

•In January 2024 and December 2023, we completed the divestitures of Circle Health Group (Circle Health) and Operose Health Group (Operose Health), respectively.

•In January 2024, Centene's New Hampshire subsidiary, NH Healthy Families, was selected by the New Hampshire Department of Health and Human Services to continue providing physical health, behavioral health and pharmacy services for New Hampshire's Medicaid managed care program, known as Medicaid Care Management (MCM). The contract is expected to begin in September 2024 for a five-year term.

•In January 2024, Centene announced the appointment of Michael Carson as President and Chief Executive Officer of its Medicare business, Wellcare. Carson succeeds Richard Fisher, who was appointed Senior Vice President of Financial Operations, reporting to Centene's Chief Operating Officer, Susan Smith.

•In December 2023, Centene's Arizona subsidiary, Arizona Complete Health, the largest Medicaid health plan in Arizona, was selected by the Arizona Health Care Cost Containment System – Arizona's single state Medicaid agency – to provide managed care for the Arizona Long Term Care System (ALTCS). The program supports nearly 26,000 Arizonans who are elderly and/or have a physical disability (E/PD) with physical and behavioral healthcare, as well as provides pharmacy benefits. The new ALTCS-E/PD contract is anticipated to begin in October 2024, subject to the resolution of third-party protests, and is a three-year term with four optional one-year extensions, for a total of seven possible contract years.

•In November 2023, Centene announced the appointment of Susan Smith as its Chief Operating Officer, effective January 1, 2024.

Awards & Community Engagement

•In January 2024, Fortune named Centene to its 2024 list of World's Most Admired Companies. This marks the sixth consecutive year Centene has been named to Fortune's list, which includes the most respected and reputable companies around the world, as ranked by peers within their respective industries.

•In January 2024, Centene's Georgia subsidiary, Peach State Health Plan, and the Centene Foundation announced a $2.2 million funding commitment to Augusta University. The funding will facilitate the expansion of the University's Medical College of Georgia 3+ Primary Care Pathway Program, as well as support the launch of a new loan forgiveness program for the university's Dental College of Georgia students who commit to five years of practice in rural and underserved areas.

•In December 2023, Centene's Chief Executive Officer, Sarah M. London, was named one of Modern Healthcare's 100 Most Influential People of 2023. Now in its 22nd year, the list honors individuals in healthcare for their leadership and impact on the industry.

•In November 2023, Centene's subsidiary, Iowa Total Care, and the Centene Foundation, announced a partnership with Central Iowa Shelter & Services to create an on-the-ground Housing Command Center and a mobile application designed to address certain challenges people and communities face as a result of social determinants of health. The Centene Foundation and Iowa Total Care are funding these initiatives and will invest $2.55 million over the course of two years.

•In October 2023, Centene was named to the 2023 Fortune Best Workplaces for Women list, ranking 67 out of 100 companies in the Large Company category. This marks the first time Centene has appeared on the annual list, which recognizes companies that demonstrate high employee-ranked scores in trust, fairness and pride among women employees.

Membership

The following table sets forth membership by line of business:

	December 31,
	2023	2022
Traditional Medicaid (1)	12,754,000	14,264,800
High Acuity Medicaid (2)	1,718,000	1,710,000
Total Medicaid (4)	14,472,000	15,974,800
Commercial Marketplace	3,900,100	2,076,100
Commercial Group	427,500	441,100
Total Commercial	4,327,600	2,517,200
Medicare (3) (4)	1,284,200	1,511,100
Medicare PDP	4,617,800	4,226,000
Total at-risk membership	24,701,600	24,229,100
TRICARE eligibles	2,773,200	2,832,300
Total	27,474,800	27,061,400

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)
Medicaid and Medicare membership includes 1,276,700 and 1,291,300 Dual Eligible Special Needs Plans (D-SNPs) beneficiaries for the periods ending December 31, 2023, and December 31, 2022, respectively.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Medicaid	$21,114	$21,321	(1)%	$86,855	$84,083	3%
Commercial	7,406	4,401	68%	24,845	17,380	43%
Medicare (1)	5,290	5,449	(3)%	22,261	22,484	(1)%
Other	1,528	2,382	(36)%	6,134	11,532	(47)%
Total premium and service revenues	$35,338	$33,553	5%	$140,095	$135,479	3%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended December 31, 2023

•For the fourth quarter of 2023, premium and service revenues increased 5% to $35.3 billion from $33.6 billion in the comparable period of 2022. The increase was driven by membership growth in the Marketplace business due to strong product positioning as well as overall market growth, partially offset by recent divestitures in the Other segment and lower Medicaid membership due to redeterminations.

•Health benefits ratio (HBR) of 89.5% for the fourth quarter of 2023 represents an increase from 88.7% in the comparable period in 2022. The increase is primarily driven by the $250 million premium deficiency reserve recorded in connection with the 2024 Medicare Advantage business.

•The SG&A expense ratio was 9.9% for the fourth quarter of 2023, compared to 9.5% in the fourth quarter of 2022. The adjusted SG&A expense ratio was 9.7% for the fourth quarter of 2023, compared to 9.3% in the fourth quarter of 2022. The increases were driven by growth in the Marketplace business, which operates at a meaningfully higher SG&A ratio as compared to Medicaid, along with Medicare distribution costs. The increases were partially offset by ongoing SG&A reduction initiatives and continued leveraging of expenses over higher revenues. The SG&A expense ratio in the fourth quarter of 2023 was also impacted by severance costs due to a restructuring partially offset by lower acquisition and divestiture related costs.

•The effective tax rate was (61.9)% for the fourth quarter of 2023, compared to 644.4% in the fourth quarter of 2022. The effective tax rate for the fourth quarter of 2023 reflects lower state taxes and tax effects of divestitures. The effective tax rate for the fourth quarter of 2022 reflects the tax effects of previously pending and completed divestitures, including the Magellan Rx divestiture gain, and impairments, including the non-deductible impairment of our Health Net Federal Services business. For the fourth quarter of 2023, our effective tax rate on adjusted earnings was 30.6%, compared to 23.6% in the fourth quarter of 2022.

•Cash flow provided by operations for the fourth quarter of 2023 was $217 million, primarily driven by net earnings, partially offset by decreased unearned revenue driven by the early receipt of payments from CMS in the third quarter pertaining to the fourth quarter.

Statement of Operations: Year Ended December 31, 2023

•For the full year 2023, premium and service revenues increased 3% to $140.1 billion from $135.5 billion in the comparable period of 2022 driven by 88% membership growth in the Marketplace business as a result of strong product positioning as well as overall market growth and Medicaid rate increases and organic growth. The increases were partially offset by divestitures, Medicaid membership redeterminations and pharmacy carve outs in early 2023.

•HBR of 87.7% for the full year 2023 was flat compared to 87.7% in 2022. The 2023 HBR was positively impacted by growth in the Marketplace business, which runs at a lower HBR, and strong performance from pricing discipline and execution, offset by the $250 million premium deficiency reserve recorded in connection with the 2024 Medicare Advantage business.

•The SG&A expense ratio was 9.0% for the full year 2023, compared to 8.6% for the full year 2022. The adjusted SG&A expense ratio was 8.9% for the full year 2023, compared to 8.4% for the full year 2022. The increases were driven by growth in the Marketplace business, which operates at a meaningfully higher SG&A ratio as compared to Medicaid, along with Medicare distribution costs. The increases were partially offset by ongoing SG&A reduction initiatives and continued leveraging of expenses over higher revenues.

•The effective tax rate was 25.0% for 2023, compared to 38.7% for 2022. The effective tax rate for 2023 reflects the tax effects of the distribution of long-term stock awards to the estate of the Company's former CEO, divestiture gains and losses, lower state taxes and the pending divestiture of Circle Health. The 2022 effective tax rate reflects the tax effects of previously pending and completed divestitures, including the Magellan Rx divestiture gain, and impairments, including the non-deductible impairment of our Health Net Federal Services business. For the full year 2023, our effective tax rate on adjusted earnings was 24.9%, compared to 25.8% in 2022.

•Cash flow provided by operations for the full year 2023 was $8.1 billion, or 3.0 times net earnings and 2.2 times adjusted net earnings.

Balance Sheet

At December 31, 2023, the Company had cash, investments and restricted deposits of $37.3 billion and maintained $200 million of cash and cash equivalents in its unregulated entities. Medical claims liabilities totaled $18.0 billion. The Company's days in claims payable was 54 days, which is an increase of one day as compared to the third quarter of 2023, and flat as compared to the fourth quarter of 2022. Total debt was $17.8 billion, which included $150 million of borrowings on the $2.0 billion Revolving Credit Facility at year end.

During the fourth quarter of 2023, the Company repurchased 397 thousand shares for $27 million. In total, the Company repurchased 22.9 million shares for $1.6 billion through the stock repurchase program for the full year 2023. As of February 6, 2024, $5.2 billion remains available under the Company's stock repurchase program.

Outlook

The Company is increasing its 2024 premium and service revenues guidance range by $2.5 billion to a range of $134.5 billion to $137.5 billion to reflect additional Commercial premium revenue from a stronger than expected Marketplace open enrollment. The Company reiterates its 2024 adjusted diluted EPS guidance floor of greater than $6.70.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 6, 2024, at 8:30 a.m. ET to review the financial results for the fourth quarter and year ended December 31, 2023.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 3061147 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Tuesday, February 4, 2025, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Tuesday, February 13, 2024, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 7739225.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company is unable to provide a reconciliation of its 2024 adjusted diluted EPS target to the corresponding GAAP measure without unreasonable effort due to the difficulty of predicting the timing and amounts of various items within a reasonable range. As such, this has been excluded from the reconciliation below.

The Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net earnings (loss) attributable to Centene	$45	$(213)	$2,702	$1,202
Amortization of acquired intangible assets	176	208	718	817
Acquisition and divestiture related expenses	18	64	70	213
Other adjustments (1)	119	315	464	1,540
Income tax effects of adjustments (2)	(118)	111	(308)	(410)
Adjusted net earnings	$240	$485	$3,646	$3,362

(1) Other adjustments include the following pre-tax items:
2023:
(a) for the three months ended December 31, 2023: severance costs due to a restructuring of $57 million, Circle Health impairment of $41 million, real estate impairments of $13 million, a reduction to the previously reported gain on the sale of Magellan Rx of $12 million, gain on the sale of Apixio of $2 million and gain on the divestiture of Operose Health of $2 million;

(b) for the twelve months ended December 31, 2023: Circle Health impairment of $292 million, Operose Health impairment of $140 million, real estate impairments of $105 million, gain on the sale of Apixio of $93 million, severance costs due to a restructuring of $79 million, gain on the sale of Magellan Specialty Health of $79 million, a reduction to the previously reported gain on the sale of Magellan Rx of $22 million, gain on the previously reported divestiture of Centurion of $15 million and an additional loss on the divestiture of our Spanish and Central European businesses of $13 million.

2022:
(a) for the three months ended December 31, 2022: impairments of assets associated with the divestitures of our Centurion and HealthSmart businesses of $293 million, Magellan Rx divestiture gain of $269 million, Health Net Federal Services asset impairment of $233 million, real estate impairments of $61 million, gain on debt extinguishment related to the repurchases of senior notes of $4 million and costs related to the pharmacy benefits management (PBM) legal settlement of $1 million;

(b) for the twelve months ended December 31, 2022: real estate impairments of $1,642 million, gain on the sale of PANTHERx Rare (PANTHERx) of $490 million, impairments of assets associated with the divestitures of our Spanish and Central European, Centurion and HealthSmart businesses of $458 million, Magellan Rx divestiture gain of $269 million, Health Net Federal Services asset impairment of $233 million, gain on debt extinguishment of $27 million, increase to the previously reported gain on the divestiture of U.S. Medical Management (USMM) due to the finalization of working capital adjustments of $13 million and costs related to the PBM legal settlement of $6 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the three and twelve months ended December 31, 2023 include tax expense of $9 million and $3 million, respectively, related to tax adjustments on previously reported divestitures. The year ended December 31, 2023 also includes a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO. The three and twelve months ended December 31, 2022, include a tax expense of $3 million and a tax benefit of $15 million, respectively, related to the previously reported impairment of our equity method investment in RxAdvance. The three and twelve months ended December 31, 2022 also include tax expense of $107 million related to the Magellan Specialty Health divestiture.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP diluted earnings (loss) per share attributable to Centene	$0.08	$(0.38)	$4.95	$2.07
Amortization of acquired intangible assets	0.33	0.37	1.32	1.40
Acquisition and divestiture related expenses	0.03	0.11	0.13	0.36
Other adjustments (3)	0.22	0.56	0.85	2.65
Income tax effects of adjustments (4)	(0.21)	0.20	(0.57)	(0.70)
Adjusted diluted EPS	$0.45	$0.86	$6.68	$5.78

(3) Other adjustments include the following pre-tax items:
2023:
(a) for the three months ended December 31, 2023: severance costs due to a restructuring of $0.11 ($0.08 after-tax), Circle Health impairment of $0.08 ($(0.02) after-tax), real estate impairments of $0.02 ($0.02 after-tax), a reduction to the previously reported gain on the sale of Magellan Rx of $0.02 ($0.02 after-tax), gain on the sale of Apixio of $0.01 ($0.01 after-tax), and gain on the divestiture of Operose Health of $0.00 ($0.01 after-tax);

(b) for the twelve months ended December 31, 2023: Circle Health impairment of $0.53 ($0.47 after-tax), Operose Health impairment of $0.26 ($0.24 after-tax), real estate impairments of $0.19 ($0.16 after-tax), gain on the sale of Apixio of $0.17 ($0.12 after-tax), severance costs due to a restructuring of $0.15 ($0.11 after-tax), gain on the sale of Magellan Specialty Health of $0.14 ($0.11 after-tax), a reduction to the previously reported gain on the sale of Magellan Rx of $0.04 ($0.02 after-tax), gain on the previously reported divestiture of Centurion of $0.03 ($0.02 after-tax) and an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 ($0.01 after-tax).

2022:
(a) for the three months ended December 31, 2022: impairments of assets associated with the divestitures of our Centurion and HealthSmart businesses of $0.52 ($0.37 after-tax), Magellan Rx divestiture gain of $0.47 ($0.17 after-tax), Health Net Federal Services asset impairment of $0.41 ($0.40 after-tax), real estate impairments of $0.11 ($0.09 after-tax) and gain on debt extinguishment related to the repurchases of senior notes of $0.01 ($0.01 after-tax);

(b) for the twelve months ended December 31, 2022: real estate impairments of $2.82 ($2.08 after-tax), gain on the sale of PANTHERx of $0.84 ($0.65 after-tax), impairments of assets associated with the divestitures of our Spanish and Central European, Centurion and HealthSmart businesses of $0.78 ($0.60 after-tax), Magellan Rx divestiture gain of $0.46 ($0.17 after-tax), Health Net Federal Services asset impairment of $0.40 ($0.39 after-tax), gain on debt extinguishment of $0.04 ($0.03 after-tax), increase to the previously reported gain on the divestiture of USMM due to the finalization of working capital adjustments of $0.02 ($0.02 after-tax) and costs related to the PBM legal settlement of $0.01 ($0.00 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the three and twelve months ended December 31, 2023 include tax expense of $0.02 and $0.01, respectively, related to tax adjustments on previously reported divestitures. The year ended December 31, 2023 also includes a one-time income tax benefit of $0.13 resulting from the distribution of long-term stock awards to the estate of the Company's former CEO. The three and twelve months ended December 31, 2022, include tax expense of $0.01 and a tax benefit of $0.03, respectively, related to the previously reported impairment of our equity method investment in RxAdvance. The three and twelve months ended December 31, 2022, also include tax expense of $0.19 and $0.18, respectively, related to the Magellan Specialty Health divestiture.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP selling, general and administrative expenses	$3,488	$3,198	$12,563	$11,589
Less:
Acquisition and divestiture related expenses	17	53	69	202
Restructuring costs	57	—	79	—
Costs related to the PBM legal settlement	—	1	—	6
Real estate optimization	1	8	8	15
Adjusted selling, general and administrative expenses	$3,413	$3,136	$12,407	$11,366

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems and capabilities so that it can better serve its members, providers, local communities and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "guidance," "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, competition, expected activities in connection with completed and future acquisitions and dispositions, our investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and provide for operational resources to maintain service level requirements; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill, and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation and interest rates; the effect of social, economic, and political conditions and geopolitical events, including as a result of changes in U.S. presidential administrations or Congress; changes in market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters;

disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates; changes in provider, broker, vendor, state, federal, foreign, and other contracts and delays in the timing of regulatory approval of contracts, including due to protests; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Centene Pharmacy Services (formerly Envolve Pharmacy Solutions, Inc. (Envolve)), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously reported and on other acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs. The guidance in this press release is only effective as of the date given, February 6, 2024, and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,193	$12,074
Premium and trade receivables	15,532	13,272
Short-term investments	2,459	2,321
Other current assets	5,572	2,461
Total current assets	40,756	30,128
Long-term investments	16,286	14,684
Restricted deposits	1,386	1,217
Property, software and equipment, net	2,019	2,432
Goodwill	17,558	18,812
Intangible assets, net	6,101	6,911
Other long-term assets	535	2,686
Total assets	$84,641	$76,870
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$18,000	$16,745
Accounts payable and accrued expenses	16,420	9,525
Return of premium payable	1,462	1,634
Unearned revenue	715	478
Current portion of long-term debt	119	82
Total current liabilities	36,716	28,464
Long-term debt	17,710	17,938
Deferred tax liability	641	615
Other long-term liabilities	3,618	5,616
Total liabilities	58,685	52,633
Commitments and contingencies
Redeemable noncontrolling interests	19	56
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 615,291 issued and 534,484 outstanding at December 31, 2023, and 607,847 issued and 550,754 outstanding at December 31, 2022	1	1
Additional paid-in capital	20,304	20,060
Accumulated other comprehensive (loss)	(652)	(1,132)
Retained earnings	12,043	9,341
Treasury stock, at cost (80,807 and 57,093 shares, respectively)	(5,856)	(4,213)
Total Centene stockholders' equity	25,840	24,057
Nonredeemable noncontrolling interest	97	124
Total stockholders' equity	25,937	24,181
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$84,641	$76,870

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premium	$34,232	$31,884	$135,636	$127,131
Service	1,106	1,669	4,459	8,348
Premium and service revenues	35,338	33,553	140,095	135,479
Premium tax	4,122	2,008	13,904	9,068
Total revenues	39,460	35,561	153,999	144,547
Expenses:
Medical costs	30,634	28,268	118,894	111,529
Cost of services	961	1,374	3,564	7,032
Selling, general and administrative expenses	3,488	3,198	12,563	11,589
Depreciation expense	139	144	575	614
Amortization of acquired intangible assets	176	208	718	817
Premium tax expense	4,205	2,072	14,226	9,330
Impairment	51	579	529	2,318
Total operating expenses	39,654	35,843	151,069	143,229
Earnings (loss) from operations	(194)	(282)	2,930	1,318
Other income (expense):
Investment and other income	401	493	1,393	1,279
Debt extinguishment	—	4	—	30
Interest expense	(183)	(174)	(725)	(665)
Earnings before income tax	24	41	3,598	1,962
Income tax (benefit) expense	(15)	260	899	760
Net earnings (loss)	39	(219)	2,699	1,202
Loss attributable to noncontrolling interests	6	6	3	—
Net earnings (loss) attributable to Centene Corporation	$45	$(213)	$2,702	$1,202

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$0.08	$(0.38)	$4.97	$2.09
Diluted earnings (loss) per common share	$0.08	$(0.38)	$4.95	$2.07

Weighted average number of common shares outstanding:
Basic	534,254	559,934	543,319	575,191
Diluted	537,614	559,934	545,704	582,040

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2023	2022
	(Unaudited)
Cash flows from operating activities:
Net earnings	$2,699	$1,202
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,293	1,430
Stock compensation expense	216	234
Impairment	529	2,318
(Gain) loss on debt extinguishment	—	(25)
(Gain) on acquisition	—	(2)
Deferred income taxes	(78)	(631)
(Gain) loss on divestitures, net	(152)	(772)
Loss on disposal of equipment	—	221
Other adjustments, net	172	(31)
Changes in assets and liabilities
Premium and trade receivables	(2,380)	(1,627)
Other assets	5	128
Medical claims liabilities	1,261	2,397
Unearned revenue	238	31
Accounts payable and accrued expenses	3,398	421
Other long-term liabilities	856	842
Other operating activities, net	(4)	125
Net cash provided by operating activities	8,053	6,261
Cash flows from investing activities:
Capital expenditures	(799)	(1,004)
Purchases of investments	(6,622)	(6,736)
Sales and maturities of investments	5,523	3,802
Acquisitions, net of cash acquired	—	(1,460)
Divestiture proceeds, net of divested cash	707	2,477
Net cash (used in) investing activities	(1,191)	(2,921)
Cash flows from financing activities:
Proceeds from long-term debt	2,335	360
Payments and repurchases of long-term debt	(2,316)	(1,490)
Common stock repurchases	(1,633)	(3,096)
Proceeds from common stock issuances	44	70
Payments for debt extinguishment	—	(14)
Purchase of noncontrolling interest	(88)	—
Other financing activities, net	—	(27)
Net cash (used in) financing activities	(1,658)	(4,197)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(32)	(11)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	5,172	(868)
Cash and cash equivalents reclassified from (to) held for sale	(50)	(16)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	12,330	13,214
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$17,452	$12,330
Supplemental disclosures of cash flow information:
Interest paid	$688	$657
Income taxes paid	$883	$1,222
Equity issued in connection with acquisitions	$—	$60

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	December 31,
	2023	2022
Cash and cash equivalents	$17,193	$12,074
Restricted cash and cash equivalents, included in restricted deposits	259	256
Total cash, cash equivalents and restricted cash and cash equivalents	$17,452	$12,330

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2023	2023	2023	2023	2022
MEMBERSHIP
Traditional Medicaid (1)	12,754,000	13,470,900	14,260,400	14,521,100	14,264,800
High Acuity Medicaid (2)	1,718,000	1,769,600	1,799,200	1,801,200	1,710,000
Total Medicaid (4)	14,472,000	15,240,500	16,059,600	16,322,300	15,974,800
Commercial Marketplace	3,900,100	3,681,600	3,295,200	3,093,600	2,076,100
Commercial Group	427,500	424,200	435,000	437,200	441,100
Total Commercial	4,327,600	4,105,800	3,730,200	3,530,800	2,517,200
Medicare (3) (4)	1,284,200	1,310,600	1,329,000	1,343,800	1,511,100
Medicare PDP	4,617,800	4,539,800	4,493,700	4,459,300	4,226,000
Total at-risk membership	24,701,600	25,196,700	25,612,500	25,656,200	24,229,100
TRICARE eligibles	2,773,200	2,773,200	2,799,300	2,799,300	2,832,300
Total	27,474,800	27,969,900	28,411,800	28,455,500	27,061,400

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)
Medicaid and Medicare membership includes 1,276,700, 1,311,500, 1,329,100, 1,323,000, and 1,291,300 D-SNPs beneficiaries for the periods ending December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023, and December 31, 2022, respectively.

NUMBER OF EMPLOYEES (5)	67,700	67,800	68,300	67,200	74,300

(5)	Circle Health, divested in January 2024, had approximately 8,300 employees at December 31, 2023.

DAYS IN CLAIMS PAYABLE	54	53	52	54	54

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$36,314	$35,988	$35,799	$34,103	$28,926
Unregulated	1,010	1,020	1,046	1,031	1,370
Total	$37,324	$37,008	$36,845	$35,134	$30,296

DEBT TO CAPITALIZATION	40.7%	41.5%	41.1%	42.1%	42.7%

OPERATING RATIOS	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
HBR	89.5%	88.7%	87.7%	87.7%
SG&A expense ratio	9.9%	9.5%	9.0%	8.6%
Adjusted SG&A expense ratio	9.7%	9.3%	8.9%	8.4%

HBR BY PRODUCT	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Medicaid	90.6%	90.0%	90.0%	89.6%
Commercial	82.1%	83.6%	79.8%	81.1%
Medicare (6)	95.3%	87.5%	87.1%	86.2%

(6)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, January 1, 2023	$16,745
Less: Reinsurance recoverables	26
Balance, January 1, 2023, net	16,719
Incurred related to:
Current period	120,680
Prior periods	(2,036)
Total incurred	118,644
Paid related to:
Current period	104,725
Prior periods	12,937
Total paid	117,662
Plus: Premium deficiency reserve	250
Balance, December 31, 2023, net	17,951
Plus: Reinsurance recoverables	49
Balance, December 31, 2023	$18,000

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $382 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2022, and prior.